EXHIBIT (15)
Letter from Independent Accountants Regarding
Unaudited Interim Financial Information

To the Board of Directors and Shareholders of
The Boeing Company
Chicago, Illinois

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Boeing Company and subsidiaries (the "Company") for the three- and nine-month periods ended September 30, 2002 and 2001, as indicated in our report dated October 22, 2002; because we did not perform an audit, we express no opinion on the information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference in Registration Statement Nos. 2-48576, 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-03191, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-35324, 333-41920, 333-47450, 333-54234 and 333-73252 on Form S-8, and Registration Statement No. 333-99509 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois

November 6, 2002